SEPARATION AGREEMENT, WAIVER AND RELEASE This Separation Agreement, Waiver and Release (this "Agreement") is entered into by and between L. Denise Williams and her heirs, executors, administrators, successors, and assigns (hereinafter collectively referred to as "Employee") and Fidelity National Information Services, Inc., and its subsidiaries, and its and their predecessors, successors, and assigns (hereinafter collectively referred to as the "Company"). Recitals A. The Company employed Employee in various positions, including, most recently, Executive Vice President, Chief People Officer. B. The Company and Employee entered into an Employment Agreement with an effective date of April 4, 2016, which was superseded by an Employment Agreement dated February 1, 2018, which was amended effective January 31, 2022 (collectively, the "Employment Agreement"). C. On September 16, 2024, the Company announced the appointment of Robert Toohey to the position of Executive Vice President, with an anticipated appointment to the Chief People Officer position effective January 1, 2025. D. The Company and Employee mutually and amicably agree that Employee shall continue to serve as EVP, Chief People Officer until December 31, 2024, and will work cooperatively and diligently to complete pending projects and transition Employee's duties and responsibilities and then separate from Employee's position effective December 31, 2024 (the "Date of Termination"). For purposes of the Employment Agreement, Employee's termination shall be designated as a termination by the Company for a reason other than cause, death or disability. E. The parties desire to fully and finally settle all claims or potential claims that each party may have against the other, whether known or unknown at this date, and waive any notice requirements under the Employment Agreement or any other notice requirement, in exchange for the benefits offered herein. Terms 1. Obligations of the Company. In accordance with the Employment Agreement and in full and final satisfaction of its obligations under Section l0(a) of the Employment Agreement, and in consideration of Employee's agreement to the terms herein and for other good and valuable consideration as set forth herein, the Company will pay Employee the following amounts which, together, shall be considered the "Separation Amount": a. Within five (5) business days after the Date of Termination, the Company shall pay Employee any earned but unpaid annual base salary and any accrued but unused vacation pay; and Exhibit 10.1

b. Within a reasonable time following submission of applicable documentation (which documentation shall be provided in accordance with the Travel, Entertainment and Business Expense Reimbursement Policy), the Company shall pay Employee any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; and c. As soon as practicable, but no later than the sixty-fifth (65th) day after the Date of Termination, the Company will pay Employee: 1. a gross lump sum amount of $1,200,000, less legal deductions, which is equal to 200% of Employee's annual base salary in effect immediately prior to the Date of Termination; ii. a gross lump sum amount of $1,440,000, less legal deductions, which is equal to 200% of Employee's target bonus for 2024 and 111. a gross lump sum amount of $13,963.68, less legal deductions, which is equal to the sum of eighteen monthly medical and dental COBRA premiums based on the level of coverage in effect ( e.g., employee only or family coverage) on the Date of Termination. d. Contingent upon the Company achieving the financial targets set by the Compensation Committee of the Company's Board of Directors for fiscal year 2024 under the Company's Annual Incentive Program, Employee is eligible to receive a one-time lump sum payment, with appropriate deductions, if and when annual incentive payments are made by the Company, which, if paid, will be paid on or before March 15, 2025. e. Subject to paragraph 26(b) of the Employment Agreement, all stock options, restricted stock units, performance stock units and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become vested and/or payable in accordance with the terms of, and dates specified in, the applicable grant agreements (including the achievement of any stated performance metrics for a given period) (the "Grant Agreements"), subject to and contingent upon Employee's continued compliance with the non-competition and non solicitation covenants in the respective grant agreements. Employee's separation from the Company shall be deemed a Qualified Involuntary Termination under the terms of the Stock Option Agreement. For the avoidance of doubt, any fully vested stock option awards may be exercised until the earlier of three (3) years from the Date of Termination or seven (7) years from the grant date (i.e., the natural expiration date of the award), after which date they shall expire and may no longer be exercised. Unvested stock option awards that vest following the Date of Termination may be exercised for three (3) years from the date of vesting. f. Subject to the payment of the Separation Amount, Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, leaves, commissions and/or benefits to which Employee is entitled by virtue of her Employment Agreement.

2. Obligations of Employee. In consideration of the agreement of the Company to the terms herein and for other good and valuable consideration as set forth below, Employee agrees as follows: a. Employee hereby irrevocably and unconditionally releases the Company and its affiliates, subsidiaries and joint ventures, and any of its or their respective shareholders, directors, members, officers, employees, partners, representatives, agents, predecessors, successors, assigns and/or attorneys, each in their respective official capacities as such (hereinafter collectively referred to as the "Company Released Parties"), from and waives any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that Employee has or may have against the Company Released Parties; and particularly, without limiting the generality of the foregoing, Employee waives and releases the Company Released Parties from all matters relating to or arising out of the Employment Agreement, her employment with Company, her compensation and benefits by Company (including any bonuses, incentives, equity issued by the Company, each except as specified under Section 1 herein), and/or her separation from employment with the Company, and including, without limitation, any causes of action or claims for wrongful or retaliatory discharge, unlawful employment discrimination or harassment arising under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101, et seq.; Sections 503 and 504 of the Rehabilitation Act; the Civil Rights Act of 1866, as amended, (42 U.S.C. §§ 1981, 1981A and 1988); the Immigration Reform and Control Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act, as amended, 29 U.S.C. §§ 2601, et seq .. and any state or local family and medical leave laws which require employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq.; the Sarbanes Oxley Act of 2002, as amended; the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended; the Equal Pay Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended, and any state or local law that requires advance notice be given of certain work force reductions; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Employee Retirement Income Security Act, as amended 29 U.S.C. §§ 1001, et seq.; the Fair Credit Reporting Act, as amended; the Genetic Information Nondiscrimination Act, as amended; any and all civil rights acts of any state including any state or local employment discrimination law and any state or local law that regulates employment or restricts an employer's right to terminate employees; any state or local wage law, statute or ordinance; any claim of discrimination, harassment, failure to accommodate or retaliation; any existing employment agreement or potential entitlement under any Company program or plan including any claim to any bonus or commission; any claim for severance pay or for reimbursement of expenses; any duty or other employment-related obligation arising under the law of contract, tort or from any other type of statute, law or public policy including, but not limited to, section 440.205 of the Florida Statutes. This is intended to be as complete a waiver as possible of all claims against any of the Company Released Parties, except as set forth herein. This waiver is effective only as to those claims that may properly be waived in this manner.

b. Employee specifically waives any claim Employee might have under the Age Discrimination in Employment Act. c. Employee represents that Employee has not and does not intend to participate in or file against any of the Company Released Parties any action, cause of action, lawsuit or proceeding regarding, or in any way related to, any of the claims released in Section 2 of this Agreement, and that Employee understands that the Company Released Parties have reasonably relied on the representations in this Section 2 in agreeing to perform those obligations set forth in Section 1 of this Agreement, and further agrees that this Agreement may be pleaded as a bar to any such action, cause of action, lawsuit or proceeding. Employee also promises and agrees that if any court assumes jurisdiction over any such action against the Company Released Parties involving or on behalf of Employee, Employee shall promptly withdraw from and request that such court dismiss any such action. Employee further represents that Employee will not voluntarily lend support to or participate in any action, cause of action, claim, investigation, lawsuit or proceeding adverse to or brought against the Company Released Parties by any third party and will not communicate in any way with the media with respect to any such claim or action ( other than to respond that Employee has "no comment"). Notwithstanding the above representations, the parties acknowledge that Employee has a legal obligation to respond to any lawfully issued subpoena by a court or administrative agency, and as long as the subpoena was not in any way solicited by Employee as a way to circumvent Employee's obligations hereunder, Employee offering of truthful testimony under oath in response to such a lawfully issued subpoena will not be considered a violation of this provision. d. Employee further represents and affirms that Employee is not presently aware of any corporate fraud having been committed by any employee of the Company during Employee's employment with it, nor is Employee aware of and has no knowledge or facts supporting any allegation or claim that the Company has engaged in any type of unethical or illegal activity. Employee shall refrain from expressing (or causing others to express) to any employee of Company or any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning the Company and/or its operations, services, officers, or employees. Nothing herein shall prohibit Employee from testifying truthfully under oath in any legal proceeding. e. Employee shall immediately return to the Company all information and property in Employee's possession or control belonging to the Company Released Parties, including but not limited to computers, cell phones, pda' s, computer equipment, electronic mail and other electronic information, credit cards and supplies, company reports and records, vendor information, customer information, investor information, employee information, contracts, bids, drafts of contracts, documents of any kind regarding or relating to real properties held by the Company, policies, forms, files regarding company matters, telephone listings of customers, personnel or vendors, internal memoranda concerning any of the above, and all cardkey passes, door and file keys, computer access codes, software, and other physical or personal property which Employee received, prepared or helped prepare in connection with her employment with the Company, whether in documentary, electronic or other tangible form; and Employee shall not make or retain any copies, duplicates, reproductions, or excerpts thereof.

f. Employee affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company's policies and Employee's agreement(s) with the Company and/or common law. Employee further acknowledges and agrees that in the course of Employee's employment with the Company, Employee has acquired: (i) confidential information including without limitation information received by the Company from third parties, under confidential conditions; (ii) other technical, product, business, financial or development information from the Company, the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company; or (iii) any other proprietary information or data, including but not limited to customer lists, which Employee may have acquired during Employee's employment (hereafter collectively referred to as "Company Information"). Employee understands and agrees that such Company Information was disclosed to Employee in confidence and for use only by the Company. Employee understands and agrees that Employee: (i) will keep such Company Information confidential at all times, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on Employee's own behalf, or on behalf of any third party. In view of the nature of Employee's employment and the nature of Company Information Employee received during the course of Employee's employment, Employee agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the confidential or trade secret status of Company Information and to the Company, and that, therefore, the Company, and each person constituting the Company hereunder, shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation or threatened violation. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee affirms that all of the Company's decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement were not discriminatory based on age, mental or physical disability, race, color, sex, gender, gender identity, gender expression, sexual orientation, marital status, religion, national origin, ancestry, medical condition, pregnancy, denial of medical and family care leave, pregnancy disability leave, or any other classification protected by law. g. Employee agrees to comply in all respects with the confidentiality, non- competition, non-solicitation, no-hire, and non-disparagement covenants ("Restrictive Covenants") set forth in Employee's equity award agreements with the Company, and the Employment Agreement, which are incorporated by reference herein. Additionally, Employee agrees that any post-employment vesting and/or distribution of equity is conditioned upon Employee's continued compliance with the Restrictive Covenants in Employee's applicable grant agreements until all equity thereunder is vested, and that any unvested equity will be revoked or forfeited upon any breach of those Restrictive Covenants. h. All discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, trade secrets, methods, improvements and the like conceived, developed or otherwise made or created or produced by Employee alone or with others, and in any way relating to the actual or proposed business, products or services of the Company of which Employee has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during Employee's employment with the Company ("Works"), shall be the sole and exclusive property of the Company. Employee agrees to, and hereby does, assign to the Company, without any further consideration, all of Employee's right, title, and interest throughout the world in and to all Works. Employee agrees to perform promptly, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in all Works assigned to the Company pursuant to this Agreement, or any similar agreement including, but not limited to, disclosing information, executing documents, and assisting or cooperating in legal proceedings. i. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state, or local anti discrimination, anti-harassment, or anti-retaliation laws. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made to such an agency, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Agreement, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Employee from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs. j. At the Company's request, Employee will, to the fullest extent permitted by law, assist, consult with, and cooperate with the Company and its counsel, consultants, and advisors in connection with any pending or potential lawsuit, arbitration, litigation, investigation, or any other governmental, regulatory, administrative, or legal proceeding or inquiry that involves the Company (unless brought by Employee or on Employee's behalf), either now existing or which may hereafter be instituted, including but not limited to, and upon Company's reasonable request, appearing as a witness without the necessity of a formal subpoena, meeting with the Company's counsel in connection with such an appearance, and otherwise providing such assistance as the Company may reasonably request. Employee shall be promptly reimbursed by the Company for any out-of-pocket expenses reasonably incurred in providing such requested assistance. k. Employee understands that Employee may learn new facts relating to Employee's employment or learn that all or some of the facts Employee currently believes to be true are untrue. Notwithstanding the foregoing, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, a release of all claims which Employee does not know or suspect to exist in Employee's favor at the time of execution of this Agreement, and this Agreement contemplates the extinguishment of any such claims. 3. Recovery of Benefits. If Employee engages in conduct which violates or breaches any provision of Section 2 herein, the Company shall be entitled to withhold or recover its costs and expenses (including attorney's fees) and any losses or damages resulting therefrom from monies paid to Employee under Sections l(a) and (b) of this Agreement. 4. Non-Admission. Neither this Agreement, nor anything contained herein, is to be construed as an admission by either Employee or the Company Released Parties of any liability, wrongdoing, or unlawful conduct whatsoever. 5. Severability. In the event that any provision(s), sub-provision(s), or clause(s) of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect. 6. Entire Agreement. This Agreement, together with the Employment Agreement and the Grant Agreements, contain the entire understanding and agreement between the parties regarding the subject matter herein and shall not be modified or superseded except upon express written consent of the parties to such agreements. The recitals herein are true and correct and are a part of this Agreement. The parties represent and acknowledge that in executing this Agreement, each party does not rely and has not relied upon any representation or statement made by another party or their agents, representatives or attorneys which is not set forth in this Agreement. 7. Supersedes Past Agreements. This Agreement supersedes and renders null and void any previous agreements or contracts regarding Employee's employment with the Company, whether written or oral, between Employee and any of the Company Released Parties, except for the Employment Agreement and the Grant Agreements. 8. Attorneys' Fees. An award of reasonably incurred costs and attorney's fees shall be entered (a) in favor of the prevailing party and against the non-prevailing party in any action brought to enforce the terms of this Agreement in a court of competent jurisdiction, or (b) in favor of any party required to defend a lawsuit or any other type of action which has been waived or released herein by the party bringing the lawsuit or action. An award of attorney's fees and costs under this provision shall include those costs and attorney's fees incurred in litigating entitlement to attorney's fees and costs, as well as in determining and quantifying the amount of recoverable attorney's fees and costs. 9. Agreement Not to be Used as Evidence. This Agreement shall not be admissible as evidence in any proceeding, except where one of the parties to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached, or where one of the parties is required to produce this Agreement or evidence of a particular provision of the Agreement by a court or administrative agency of competent jurisdiction. 10. Section 409A It is intended that all payments and benefits provided under this Agreement shall be exempt from the application of the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ( the "Code") or, to the extent not exempt from Section 409A of the Code, shall comply with the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that affects such intent. Specifically, all payments and benefits provided under this Agreement are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions ( or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if Employee is a "specified employee" (within the meaning of Section 409A of the Code), as determined under the Company's policy for identifying specified employees on the date of her "separation from service" (within the meaning of Section 409A of the Code), then all amounts due under this Agreement that constitute a "deferral of compensation" ( within the meaning of Section 409 A of the Code) that are provided as a result of her separation from service, and that would otherwise be paid or provided during the first six (6) months following the date of her separation from service, shall be accumulated through and paid or provided on the first business day that is more than six (6) months after the date of the date of her separation from service (or, if Employee dies during such six (6)-month period, within ninety (90) days after Employee's death). With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder. The tax treatment of the payments and benefits provided under this Agreement are not warranted or guaranteed by the Company. The Company, its respective directors, officers, employees, or advisers shall not be held liable for any taxes, interest, penalties, or other monetary amounts owed by Employee under this Agreement. 11. Applicable Law. This Agreement shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Agreement shall be brought only in a state or federal court of competent jurisdiction in Jacksonville, Florida and Employee waives any objection to venue and personal jurisdiction in such courts. 12. Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile and by electronic mail in PDF format shall be deemed to be their original signatures for all purposes. EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED AND UNDERSTANDS THAT EMPLOYEE HAS UP TO SIXTY CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND RETURN IT SIGNED. EMPLOYEE AGREES THAT CHANGES IN TIDS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE CONSIDERATION PERIOD. EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT BY PROVIDING A WRITTEN REVOCATION TO: Caroline Tsai FIS 347 Riverside Avenue Jacksonville, Florida 32202 Email: caroline.tsai@fisglobal.com THE REVOCATION MUST BE DELIVERED BY HAND, EMAIL, CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR OVERNIGHT COURIER TO THE ABOVE INDIVIDUAL AT THE ABOVE ADDRESS. [INTENTIONALLY LEFT BLANK] EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS

SEPARATION AGREEMENT, WAIVER AND RELEASE WHICH INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Jacksonville, Florida this 1 day of January, 2025.

Signed by:

9032F481069C494...

L. Denise Williams

January 1, 2025 | 01:21 EST

Fidelity National Information Services, Inc.

DocuSigned by:

By: Caroline Tsai

3AA27642EE32483...

Caroline Tsai
Chief Legal Officer

Date: January 2, 2025 | 16:15 EST